Exhibit 1

to

Schedule 13D

JOINT ACQUISITION STATEMENT

Pursuant to Section 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: August 5, 2011

TINICUM LANTERN II L.L.C.,

On its own behalf and as the General Partner of

TINICUM CAPITAL PARTNERS II, L.P. and

TINICUM CAPITAL PARTNERS II PARALLEL FUND, L.P.

and as the Managing Member of

TINICUM CAPITAL PARTNERS II EXECUTIVE FUND L.L.C.

/s/ Eric M. Ruttenberg
By:	Eric M. Ruttenberg, Managing Member

/s/ Terence M. O’Toole
TERENCE M. O’TOOLE

/s/ Eric M. Ruttenberg
ERIC M. RUTTENBERG